Insider Trading Policy-Skyway Final 12-04.doc
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                             INSIDER TRADING POLICY

  Scope
        This policy applies to all Skyway employees, affiliates, relatives etc.

  Effective Date
        This policy is effective immediately.

Please note: All forms listed in the Appendix are available on Skyways Server
"N" drive under public file.

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Skyway reserves the right to revise this policy, in whole or in part, at its sole discretion at any time.
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Additional Restrictions and Requirements for Directors, Officers

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                    SKYWAY COMMUNICATIONS HOLDING CORPORATION
                             INSIDER TRADING POLICY

Background

        The purpose of this Insider Trading Policy (the "Policy") is to promote compliance with applicable securities laws by Skyway Communications Holding
Corporation and its subsidiaries (collectively, "Skyway" or the "Company"). The
Policy is applicable to all directors, officers, employees of Skyway and its subsidiaries, affiliates, and related parties.

        Maintaining the confidence of our shareholders and the public markets is important. The principle underlying this Policy is fairness in dealings with other persons, which requires that any director, officer, employee, agent, relative or advisor of Skyway not take personal advantage of undisclosed information to the detriment of others.

Policy

        If a director, officer or any employee of Skyway or any agent, relative or advisor of Skyway has material non-public information relating to Skyway, neither that person nor any related person may buy or sell securities of Skyway
("Skyway Securities") or engage in any other action to take advantage of, or pass on to others, that information.

        This Policy also applies to material non-public information relating to any other company with publicly traded securities, including Skyway customers or suppliers, which you obtain in the course of your employment or association with
Skyway. If you obtain material inside non-public information about a customer, supplier or other company that does business with Skyway, you may not trade in the securities of this other public company. Such information may include (list is not all inclusive) procurement of a major contract, acquisition or merger.

Persons Covered under Policy

        This Policy applies to each director, officer, employee or consultant of
Skyway or its subsidiaries and affiliates. The same restrictions apply to those family members that reside with you, anyone who lives in your home and any family member(s) who does not live in your home but whose transactions in Skyway
Securities are directed by you or are subject to your influence or control, including parents, children, in-laws etc who consult with you before they trade in Skyway Securities. You are responsible for making sure that the purchase or sale of any Skyway Securities covered by this Policy by any such person complies with this Policy.

        For purposes of the Policy, a related person includes your spouse, partnerships in which you are a general partner, trusts of which you are a trustee and estates of which you are an executor.

Who is an Insider?

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        Any person who possesses material non-public information is considered an insider as to that information. Insiders include Skyway directors, officers, employees, relatives, independent contractors and those persons that have a special relationship with Skyway. In the event that you become aware of material, non-public information in your role as a member of a Skyways team, you will be deemed to be an insider with respect to each material non-public item of information which you become aware of.

What is Material Information?

        The materiality of a fact depends upon the specific circumstances involved in each event or transaction. A fact is usually considered to be "material" if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security or where the information is likely to have a significant effect on the market price of Skyway
Securities.

        Material non-public information can include, but is not limited to items that follow and includes information that the person has direct knowledge of or has been informed through other channels (i.e. during a dinner meeting) of it:

        o Unpublished financial results
        o Customer Meetings
        o Contracts for Financing, Debt, Skyway Services
        o Procurement or loss of a major customer or contract
        o Changes to existing contracts (i.e. cancellation, renegotiation, extension)
        o News of a pending or proposed merger or acquisition
        o Cash/funding difficulties (meeting company obligations)
        o Key employee changes of the Company
        o Sale of assets
        o An extraordinary item for accounting purposes
        o Major litigation event(s)
        o Others

        The information may be positive or negative and the public, the media and the courts may use hindsight in judging what is deemed to be material. If a person should have any question, please consult with the Company's Chief
Financial Officer/Chief Executive Officer.

What is Inside Information?

        Inside information means that the information has not yet become available to the general public. Releasing information to the media or in a press release made available to the public does not immediately free insiders to trade.
Insiders should refrain from trading until the market has had an opportunity to absorb and evaluate the information. The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination.

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        Even after a public announcement of material information has been made, a reasonable period of time must elapse in order for the market to react to the information. Insiders should allow approximately three (3) full trading days following publication of the information as a reasonable waiting period before such information is deemed to be public. If, for example, Skyway announces the procurement of a major contract prior to the opening of trading on a Monday, an insider may trade Skyway on Thursday because three full trading days would have elapsed at that time. If the announcement of the procurement of the major contract were made after trading begins on Monday, the insider may not trade
Skyway Securities until the markets open for trading on the fourth day after the announcement has been released. If an announcement is made on Friday after trading commences, insiders may not trade Skyway Securities until the markets open for trading on Thursday of the following week.

        If the insider is privy to additional information that wasn't covered in the press release or announcement, such as another contract being signed, the person isn't allowed to trade until all that information has been released.

Transactions Covered

        Trading includes buying or selling of Skyway Securities, purchasing put and call options and convertible debentures or preferred stock, and debt securities.
The Policy also governs the following transactions:

a. Short sales of Skyway Securities , including a sale with delayed delivery of Skyway Securities, are prohibited.

b. Except for standing orders under approved Rule 10b5-1 trading plans, purchases or sales of Skyway Securities resulting from standing instructions to a broker should be carefully scrutinized and reviewed by
   Skyway's Insider Trading Officer/Chief Financial Officer.

c. Although the Policy does not generally apply to the exercise of stock options, the Policy does apply to any sale of underlying Skyway Securities or to a cashless exercise of the option through a broker.

d. Skyway Securities held in a margin account or pledged as collateral for a loan may be sold without your consent if you fail to meet a margin call or sold by the lender that forecloses on the securities if you default on the loan. If a margin or foreclosure sale occurs when you are aware of material non-public information, this may, under some circumstances, result in unlawful insider trading. Because of this danger, you should exercise caution in holding Skyway Securities in a margin account or pledging Skyway
   Securities as collateral for a loan.

        To summarize, investing in Skyway Securities provides an opportunity to share in the future growth of the Company. Investment in Skyway Securities should not involve short-range speculation based on fluctuations in the market.
Such activities may put the personal gain of the director, officer or employee in conflict with the best interests of Skyway and its shareholders. Options that are granted to employees, officers and directors may, of course, be exercised in accordance with their terms and, subject to the restrictions discussed in this
Policy, the underlying securities acquired when exercising the option may be sold.

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Additional Guidelines

        Insiders may not pass material non-public information on to others or recommend to anyone the purchase or sale of any securities when you are aware of such information. This practice, commonly referred to as "tipping", also violates U.S. Securities laws and can result in serious civil and criminal penalties, even though you did not trade or gain any benefit from another's trading activities. Tippees inherit an insider's duties and become liable for trading on material inside information that is illegally tipped to them by an insider. A tippee's liability for insider trading is no different from that of an insider.

        This Policy continues to apply to the purchase or sale of Skyway Securities even after you have terminated your employment or association with Skyway. If you are aware of material non-public information when your employment or association with Skyway terminates, you may not trade in Skyway Securities until that information has become public or is no longer material.

Penalties for Non-compliance

        It is important that you understand the broad range of activities that constitute illegal insider trading and the consequences of engaging in a transaction that is later deemed to be a violation of U.S. securities laws. Both the U.S. Securities and Exchange Commission and the National Association of
Securities Dealers vigorously investigate insider trading transactions.
Potential penalties for insider trading violations include (1) imprisonment for up to 20 years, (2) criminal fines, and (3) civil fines of up to three times the profit gained or loss avoided.

        If Skyway fails to take appropriate steps to prevent illegal insider trading, Skyway may have "controlling person" liability for a trading violation, with civil penalties of up to the greater of $1 million and three times the profit gained or loss avoided, as well as a criminal penalty of up to $25 million. Civil penalties can be imposed on the Company's directors, officers and other management or supervisory personnel if they fail to take appropriate steps to prevent insider trading.

10b5-1 Plans

        Rule 10b5-1 provides an affirmative defense from insider trading liability under SEC Rule 10b5. To be eligible for this defense, an insider may enter into a "10b5-1 plan" for trading in Skyway Securities. If the plan meets the requirements of Rule 10b5-1, Skyway Securities may be purchased or sold without regard to certain insider trading restrictions.

        In general, a 10b5-1 plan must be entered into a time when there is no undisclosed material information. Once the plan is adopted, the insider must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.

Additional Restrictions and Requirements for Directors, Officers and Designated
Persons

        To help prevent inadvertent violations of U.S. securities laws and avoid even the appearance of trading on the basis of inside information, the Policy

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prohibits directors, officers, executive officers subject to Section 16 of the
Securities Exchange Act of 1934 and certain designated employees and consultants of Skyway and its subsidiaries who have access to material non-public Skyway information from trading in Skyway Securities during quarterly blackout periods and during certain other blackout periods.

Quarterly Blackout Periods

        Because the announcement of quarterly financial results has the potential to have a material effect on the market for Skyway Securities, the Policy prohibits trading in Skyway Securities by officers, directors, supervisory managers and employees that are designated by Skyway during the period beginning
15 days prior to the end of an upcoming quarter and ending after the third full business day following release of Skyway's earnings for that quarter.

        The persons subject to these quarterly blackout periods include Skyway executive officers, directors, mangers and other persons who are informed by the
Skyway Insider Trading Officer/Chief Financial Officer/Chief Executive Officer
that they are subject to the quarterly blackout periods. Skyway may, from time to time, designate other individuals who are subject to these Additional
Restrictions and Requirements for Directors, Officers and Designated Persons.
Skyway will notify you if you are subject to these additional restrictions and requirements.

        During this quarterly blackout period, persons subject to this blackout policy may not engage in open market purchases or sales of Skyway Securities, purchase or sell Skyway Securities through a broker, unless in accordance with a pre-arranged written plan that complies with SEC Rule 10b5-1. A stock option may be exercised during the quarterly blackout period if no Skyway Securities are sold in the market to fund the exercise of the option. In addition, gifts of
Skyway Securities may be made, unless you have reason to believe that the recipient intends to sell such securities during the current blackout period.

Additional Blackout Periods

        Skyway may on occasion impose other blackout periods when it issues interim earnings guidance or discloses other potentially material information by means of a press release, filing of a Form 8-K, or other SEC filing. In that instance, trading may be blacked out while Skyway assembles the information to be released and until the information has been released and fully absorbed in the public securities markets. If an event occurs that is material to Skyway and is known by only a few directors or executives, so long as the transaction, information or event remains material and non-public, the persons who are aware of this information may not trade in Skyway Securities. The existence of an event or transaction specific blackout will not be announced, except to those who are aware of the event or transactions giving rise to the blackout.

        Additionally, Skyway may impose certain trading restrictions on its employees, directors officers, affiliates or other at its discretion, when it is deemed in the best interest of the company. An example includes the issuance of the Preferred C shares.

Pre-Clearance Procedures

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        Skyway directors, officers, together with their family members and other members of their household, may not engage in any transaction involving Skyway
Securities without first obtaining pre-clearance of the transaction from
Skyway's Chief Financial Officer/Chief Executive Officer, James Kent or, in his
absence, the Company's SEC Council (each, the "Skyway Insider Trading Officer").

        A request for pre-clearance should be submitted to the Skyway Insider
Trading Officer at least three business days in advance of the proposed transaction. The Skyway Insider Trading Officer is under no obligation to approve a trade submitted for pre-clearance, and may determine not to permit the trade. The Skyway Insider Trading Officer may not trade in Skyway Securities unless the Chief Executive Officer of the Company has been notified of the trade in accordance with this Policy. Clearance of a transaction in accordance with this Pre-Clearance Policy is valid only for a 48-hour period. If the transaction order is not placed within that 48-hour period, clearance of the transaction must be resubmitted and cleared with the Skyway Insider Trading Officer.

Section 16 Reports

        Some officers and all Skyway directors are obligated to file Section 16 reports when they engage in transactions in Skyway Securities. Although the
Skyway Insider Trading Officer will assist reporting persons in preparing and filing the required reports, the reporting persons retain responsibility for the reports.

Who is obligated to file Section 16 reports?

        o Skyway Directors
        o Skyway Officers designated as "executive officers" for SEC reporting purposes by the Board of Directors

        Skyway Policy requires all officers and directors who are required to file
Section 16 reports to pre-clear trades in Skyway Securities with the Skyway
Insider Trading Officer. Pre-clearance advice generally is good for two days, unless you come into contact with material inside information during that time.

        Once the transaction has been executed the person has 48 hours to file the applicable form.

Form 144 Reports

        Skyway directors and certain Skyway officers designated by the Board of
Directors are required to file Form 144 before making an open market sale of
Skyway securities. Form 144 notifies the Securities and Exchange Commission of your intent to sell Skyway securities. This form is generally prepared and filed by your broker and is in addition to the Section 16 reports filed on your behalf by the Skyway Insider Trading Officer.

Additional Information

        Any questions regarding this Policy should be directed to Skyway's Chief
Financial Officer, James Kent, at (727) 324-2451 or jkent@swyc.us. This Policy is in addition to and supplements the Skyway Code of Conduct. Your compliance with this Policy is of utmost importance for you and for Skyway. If you have any questions about the Policy or its application to any proposed transaction, you may obtain additional guidance from the Skyway Insider Trading Compliance
Officer/Chief Financial Officer.

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Certification

        All directors, officers and designated persons subject to the Pre-Clearance procedures and black-out periods set forth in this Policy must certify their receipt of, and intent to comply with, the Policy.

        This Policy is dated December 15, 2004 and supercedes any previous policy of the Company concerning insider trading restrictions applicable to directors, executive officers and persons subject to Section 16 of the Securities Exchange
Act of 1934.

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Appendix

                    SKYWAY COMMUNICATIONS HOLDING CORPORATION
                             INSIDER TRADING POLICY
                                  CERTIFICATION

To Skyway Communications Holding Corporation:

        I, ______________________________, have received and read a copy of the
Skyway Communications Holding Corporation Insider Trading Policy dated December
___, 2004. I hereby agree to comply with the specific requirements of the Policy in all respects during my employment or other association with Skyway
Communications Holding Corporation. I understand that my failure to comply in all respects with the Policy is a basis for termination for cause of my employment or other association with Skyway Communications Holding Corporation.

                                        _______________________________
                                        (Signature)

                                        _______________________________
                                        (Date)

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